Exhibit 99.1
September 2, 2005
The Honorable Rod Blagojevich
Governor
State of Illinois
James R. Thompson Center
100 W. Randolph, Floor 16
Chicago, IL 60601
Dear Governor Blagojevich:
My colleagues and I at ComEd read your letter to the Illinois Commerce Commission dated August 31st with great disappointment. In our view, your demand that the ICC halt its proceeding in connection with ComEd’s proposal for purchasing electricity for our millions of customers in Illinois is ill-considered. It chills debate around a critical issue for Illinois consumers just when a full airing of the issues is what is most needed. Given the extreme importance of this matter, please allow us to share our perspective for your consideration.
To begin with, restructuring in Illinois has been a resounding success. The 1997 Act slashed residential rates by 20 percent and froze those rates for the entire nine-year transition period. As a result, Illinois residential consumers have saved more than $3 billion on their energy bills. Also, restructuring has brought retail competition to the large commercial and industrial sector; alternative suppliers now serve over 45 percent of our customer load.
At the same time, since 2001, ComEd has invested $3 billion to maintain, upgrade and expand its infrastructure in order to meet the growing needs of its customers and improve reliability. Those investments have paid off with better service for our customers. Since 1998, we have reduced the number of outages by 44 percent and the duration of outages by 53 percent.
With respect to the procurement issue pending before the ICC, three basic facts are fundamental. First, ComEd owns no generation. Second, our current energy purchase contracts expire at the end of 2006, requiring us to purchase power on behalf of our customers for 2007 and beyond. Third, the law requires us to procure this power competitively — any agreement with an affiliate, at “below market” prices, would effectively shut out competitors in the wholesale energy market.

Honorable Rod Blagojevich
September 2, 2005

With this in mind, the question is not whether ComEd should procure its energy competitively, but how ComEd should procure its energy competitively. We believe that a reverse auction – as we proposed to the ICC — represents the most appropriate and effective process to procure power for our customers.
ComEd’s proposal is straightforward. It is based on the consensus of a broad array of Illinois stakeholders shaped in a six-month workshop process, involving dozens of stakeholders and thousands of hours of work. It is a competitive procurement process consistent with the spirit and principles in the Illinois Restructuring Act and the line of federal cases addressing wholesale procurement issues. It is a process in which ComEd seeks only the ability to recover the actual costs of procuring power without a penny of profit. Further, the ICC’s authority to allow utilities to recover their actual costs is beyond doubt. In fact, both the United States and Illinois Constitutions guarantee recovery of those costs.
Let me note that while our current proposal has been criticized in some quarters, no one has offered any serious answer to the fundamental question: how best to procure power for customers. If the ICC abandons its proceeding on our proposal, our company and our customers will be left in limbo.
Further, the suggestion in your letter that ComEd can move forward without any rate increase is equally troubling. Combined with the potential failure to resolve the procurement issue, this approach would put our company at risk of severe consequences. For example, ComEd’s credit rating would certainly be downgraded – probably to junk status. This would, in turn, make it much more difficult for us to procure energy from any energy suppliers at reasonable market costs; we would be forced to buy from the spot market. Ironically, under this scenario, our customers would pay even more for the energy that we purchase for them. We would quickly begin to incur losses and, within a period of a few short months, our costs would exceed our revenues. Putting Illinois’ largest electric utility in these dire financial straits would be devastating for our state’s economy, business climate and individual electric consumers. It would needlessly lead us down a path resembling the California energy crisis earlier this decade.
We strongly request that you respect the integrity of the ICC process and join the debate rather than try to end it. We invite your constructive input to this discussion.
Thank you for your consideration.
Sincerely,
Frank M. Clark
President

Honorable Rod Blagojevich
September 2, 2005

cc:	Senate President Emil Jones, Jr.
Speaker of the House Michael J. Madigan
ICC Chairman C. Edward Hurley
ICC Commissioner Kevin Wright
ICC Commissioner Lula Ford
ICC Commissioner Erin O’Connell-Diaz
ICC Commissioner Robert Lieberman